UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 3, 2017
Etsy, Inc.
(Exact name of registrant as specified in its charter)
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Delaware	001-36911	20-4898921
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
117 Adams Street
Brooklyn, New York 11201
(Address of principal executive offices, including zip code)
(718) 880-3660
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer

On April 3, 2017, Etsy, Inc. (“Etsy”) announced that Rachel Glaser was appointed chief financial officer (principal financial and principal accounting officer), effective on or about June 1, 2017, or on a mutually agreed later date.

Ms. Glaser, 55, has been Chief Financial Officer of Leaf Group, a diversified Internet company that owns and operates marketplace and media businesses, since April 2015. From January 2012 to March 2015, Ms. Glaser served as Chief Financial Officer of Move, Inc. (operator of Realtor.com®), an online network of websites for real estate search and home enthusiasts, and Ms. Glaser helped lead the sale of Move, Inc. to News Corporation, a diversified media and information services company, in November 2014. From April 2008 to November 2011, Ms. Glaser served as Chief Operating and Financial Officer of MyLife.com, a subscription-based people search business, and from May 2005 to April 2008, she was the Senior Vice President of Finance at Yahoo! Inc. Between 1986 and 2005, Ms. Glaser held finance and operations positions of increasing responsibility at The Walt Disney Company and was Vice President of Operations and Business Planning for the Consumer Products group at the time of her departure. From August 2010 to July 2014, Ms. Glaser served on the board of directors of Sport Chalet, Inc., a full service specialty retailer, and as a member of its Audit Committee and Corporate Governance and Nominating Committee.

In connection with Ms. Glaser’s appointment, Etsy and Ms. Glaser entered into a letter agreement pursuant to which her annual base salary will be $350,000. Ms. Glaser will be eligible to participate in Etsy’s management cash incentive plan, with an annual target bonus of up to 75% of her base salary. Ms. Glaser will receive an equity award with a fair value at the time of the grant equal to $1,600,000, subject to the approval of Etsy’s compensation committee. Fifty percent (50%) of the equity award will be in the form of restricted stock units, and fifty percent (50%) of the equity award will be in the form of stock options. Twenty-five (25%) of the equity award will vest if Ms. Glaser remains continuously employed at Etsy for 12 months and the balance will vest over the next three years of continuous employment.

Ms. Glaser will receive a signing bonus of $100,000. In light of her relocation from California to New York, Etsy will provide Ms. Glaser with relocation assistance of up to $53,000 and a temporary travel allowance of up to $36,000, which will each be grossed up for tax purposes. A portion of the signing bonus and relocation/travel benefits is subject to repayment if Ms. Glaser voluntarily resigns without “good reason” or is terminated for “cause,” each as defined in the letter agreement, within 12 months of her start date. Ms. Glaser will participate in Etsy’s change in control severance plan and severance plan in accordance with their terms, except that she is entitled to 12 months of severance and COBRA coverage under the severance plan. Ms. Glaser will also enter into Etsy’s standard indemnification agreement.

This description of the letter agreement is qualified in its entirety by reference to the full text of the letter agreement, which is filed as Exhibit 10.1 to this Form 8-K.

Appointment of Interim Chief Financial Officer

On April 3, 2017, Etsy also announced that Karen M. Mullane was appointed interim chief financial officer (principal financial and principal accounting officer), effective from April 3, 2017 until Ms. Glaser’s start date.

Ms. Mullane, 52, joined Etsy in January 2014 as its Vice President and Controller. Before joining Etsy, Ms. Mullane was Vice President and Corporate Controller at SunGard Data Systems (acquired by FIS), a global software and services company serving the financial services, education and non-profit sectors, from April 2006 to December 2013. Prior to that, Ms. Mullane served in other corporate accounting leadership roles at SunGard from November 1999 to April 2006. Ms. Mullane has held accounting leadership positions in the telecom industry and she began her career at PricewaterhouseCoopers LLP.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Letter Agreement between Etsy, Inc. and Rachel Glaser, dated April 2, 2017

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ETSY, INC.

By: /s/ Jill Simeone
Jill Simeone
General Counsel and Secretary
Dated: April 3, 2017

EXHIBIT INDEX

Exhibit No.	Description
10.1	Letter Agreement between Etsy, Inc. and Rachel Glaser, dated April 2, 2017